Exhibit 99.1

PRESS RELEASE

Centerbridge Partners to Acquire IBM’s Marketing Platform and Commerce Software Offerings to Form Standalone Marketing and Advertising Technology Company

Strategic Purchase by Centerbridge Funds to Enable Next Generation of Marketing and Commerce Software Solutions; Accelerates Mission to Bring AI to the CMO

Post-Close, Current Executive Team to Continue Leading Business

NEW YORK and ARMONK, N.Y., April 4, 2019 — Centerbridge Partners, L.P. (“Centerbridge”) and IBM (NYSE: IBM) today announced a definitive agreement under which funds advised by affiliates of Centerbridge will acquire IBM’s marketing platform and commerce software offerings (the “Company”). The transaction is expected to close in mid-2019, subject to completion of applicable regulatory reviews and customary closing conditions.

After closing, Centerbridge intends to form a standalone company that will deliver a modern, comprehensive portfolio of solutions to meet the CMO’s biggest challenges across marketing and advertising. The Company will announce a new name and brand identity, which will be launched after close.

The Company will be led by Mark Simpson as CEO, after the closing, along with other key IBM executives, and will move its headquarters to New York City. Mr. Simpson is currently Vice President, Offering Management and Strategy for the IBM Marketing Platform and Commerce offerings. He was previously the founder and president of Maxymiser, a recognized leader in customer experience optimization. Centerbridge plans to establish a board of directors for the new company, which will include independent members with deep marketing and software experience.

IBM’s marketing and commerce software offerings include:

•     Campaign Automation

•     Marketing Assistant

•     Media Optimizer

•     Customer Experience Analytics

•     Content Hub

•     Real-Time Personalization

•     Personalized Search

•     Universal Behavior Exchange

•     Intelligent Bidder

•     Price & Promotion Optimization

•     Payments Gateway

The offerings today include marketing automation tools, marketing analytics, an AI-powered content management system, an open ecosystem connector, and robust services. Centerbridge will position the standalone company to lead the next generation of marketing and commerce software solutions, by further investing in AI, growing the marketing ecosystem, and giving marketers tools to protect user privacy.

“We are excited about this next chapter, which will enable us to build on the significant steps we have taken over the last few years to modernize the portfolio. Once closed, this transaction will help us accelerate our efforts to empower our clients to make smarter, more timely decisions in their marketing and advertising initiatives. We look forward to working with Centerbridge’s world-class team to ensure a smooth transition and position the business to drive the next generation of marketing clouds,” said Mr. Simpson.

Jared Hendricks, Senior Managing Director at Centerbridge, commented, “The Company is a demonstrated leader in offering AI-powered marketing solutions in an ever-evolving industry. We are deeply committed to advancing these compelling products through continued investment and intend to accelerate existing product roadmaps and introduce new categories. Following close, we look forward to working with existing business partners and the Company’s highly talented team, including Mark Simpson, whose industry experience and significant domain expertise make him the perfect fit to lead this business during its next phase of growth.”

“IBM plans to work with Centerbridge on cloud and AI to help our customers continue to transform in this new era of technology, and we hope to find additional ways to continue collaborating for the longer term,” said Inhi Cho Suh, General Manager, IBM.

Financial terms and conditions of the transaction were not disclosed.

About Centerbridge Partners, L.P.

Centerbridge Partners, L.P. is a private investment management firm employing a flexible approach across investment disciplines — from private equity to credit and related strategies, and real estate — in an effort to find the most attractive opportunities for our investors and business partners. The firm was founded in 2005 and as of December 2018 has approximately $28 billion in capital under management with offices in New York and London. Centerbridge is dedicated to partnering with world-class management teams across targeted industry sectors and geographies to help companies achieve their operating and financial objectives. For more information, please visit www.centerbridge.com.

About IBM

For more information, please visit www.ibm.com.

Contacts

For Centerbridge:

Jeremy Fielding / Anntal Silver

Kekst CNC

212-521-4800

jeremy.fielding@kekstcnc.com / anntal.silver@kekstcnc.com

For IBM:

Hanna Smigala

IBM Media Relations

203-512-5497

smigala@us.ibm.com